Exhibit 99
Piper Sandler Companies Reports Second Quarter 2023 Results;
Declares Quarterly Dividend of $0.60 Per Share
MINNEAPOLIS—July 28, 2023—Piper Sandler Companies (NYSE: PIPR), a leading investment bank, today announced its results for the second quarter of 2023.
"Market conditions remained challenging across the industry broadly and for most of our businesses, however our diversified platform generated over $275 million of net revenues during the second quarter of 2023," said Chad R. Abraham, chairman and chief executive officer. "We continue to remain focused on serving our clients and believe we are strongly positioned to advise our clients on their most important transactions."

	Second Quarter 2023 Results
	U.S. GAAP			Adjusted (1)
(Dollars in millions, except per share data)	Q2	vs.	vs.	Q2	vs.	vs.
	2023	Q1-23	Q2-22	2023	Q1-23	Q2-22
Net revenues	$288.7	-3%	-18%	$277.4	-4%	-20%
Pre-tax margin	5.0%	-3.7pp	-5.6pp	9.5%	-4.6pp	-8.0pp
Net income applicable to Piper Sandler Companies	$4.0	-85%	-82%	$20.2	-52%	-54%
Earnings per diluted common share	$0.23	-85%	-82%	$1.13	-52%	-54%
(1)A non-U.S. GAAP ("non-GAAP") measure. Management believes that presenting results and measures on an adjusted basis alongside U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods. The non-GAAP financial measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."

FINANCIAL & BUSINESS HIGHLIGHTS
•We generated net revenues of $289 million for the second quarter of 2023 and adjusted net revenues of $277 million despite challenging market conditions across most of our businesses.
•Corporate investment banking revenues of $167 million for the current quarter were flat compared to the first quarter of 2023 as increased corporate financing activity offset the decline in advisory services revenues.
•Corporate financing revenues of $37 million for the second quarter of 2023 increased 38% on a sequential basis led by our market-leading healthcare franchise which ran the books on all 14 deals they completed during the quarter, including one of the largest biotech IPOs in history.
•Advisory services revenues of $130 million for the second quarter of 2023 were led by our healthcare team with solid contributions from our energy & power and restructuring groups.
•Our equity brokerage business produced $50 million of revenues for the current quarter as market share gains offset lower market-wide volumes highlighting the benefits of our more scaled and diversified platform.

TALENT
•Hired two investment banking managing directors during the quarter; one to continue growing our real estate team, and one to further expand our restructuring practice.
•Added two fixed income professionals to continue to grow our non-agency structured credit business and enhance our offerings and capabilities.

CAPITAL
•Declared a quarterly cash dividend of $0.60 per share of common stock on July 28, 2023 to be paid on September 8, 2023 to shareholders of record as of August 25, 2023.
•Returned an aggregate of $128 million to shareholders during the first half of 2023 through share repurchases and dividends.
•Repurchased approximately 447,000 shares, or $64 million, of the company's common stock during the first six months of 2023.
•Paid an aggregate of $64 million, or $2.45 per share of common stock, to shareholders during the year-to-date period through our quarterly and special cash dividends.

U.S. GAAP SELECTED FINANCIAL DATA
The following summarizes our results on a U.S. GAAP basis.

	Three Months Ended					Six Months Ended
(Dollars in thousands, except per share data)	June 30,	Mar. 31,	June 30,	% Change vs.		June 30,	June 30,	%
	2023	2023	2022	Q1-23	Q2-22	2023	2022	Change
Revenues
Advisory services	$129,775	$140,664	$169,660	-8%	-24%	$270,439	$380,559	-29%
Corporate financing	36,923	26,805	29,237	38%	26%	63,728	48,423	32%
Municipal financing	17,269	16,935	35,235	2%	-51%	34,204	62,652	-45%
Investment banking	183,967	184,404	234,132	–%	-21%	368,371	491,634	-25%

Equity brokerage	50,435	53,831	51,375	-6%	-2%	104,266	101,180	3%
Fixed income services	37,403	42,482	53,567	-12%	-30%	79,885	108,324	-26%
Institutional brokerage	87,838	96,313	104,942	-9%	-16%	184,151	209,504	-12%

Interest income	3,729	8,712	4,536	-57%	-18%	12,441	8,392	48%
Investment income/(loss)	15,797	11,115	10,936	42%	44%	26,912	(2,138)	N/M

Total revenues	291,331	300,544	354,546	-3%	-18%	591,875	707,392	-16%

Interest expense	2,605	2,639	2,355	-1%	11%	5,244	4,556	15%

Net revenues	$288,726	$297,905	$352,191	-3%	-18%	$586,631	$702,836	-17%

Non-interest expenses
Compensation and benefits	$189,204	$199,394	$239,917	-5%	-21%	$388,598	$487,816	-20%
Non-compensation expenses	85,141	72,702	75,114	17%	13%	157,843	142,223	11%
Total non-interest expenses	$274,345	$272,096	$315,031	1%	-13%	$546,441	$630,039	-13%

Income before income tax expense/(benefit)	$14,381	$25,809	$37,160	-44%	-61%	$40,190	$72,797	-45%

Income tax expense/(benefit)	(250)	(7,637)	9,385	-97%	N/M	(7,887)	20,364	N/M

Net income	$14,631	$33,446	$27,775	-56%	-47%	$48,077	$52,433	-8%

Net income applicable to Piper Sandler Companies	$3,954	$25,634	$21,390	-85%	-82%	$29,588	$58,041	-49%

Earnings per diluted common share	$0.23	$1.49	$1.26	-85%	-82%	$1.73	$3.39	-49%

Ratios and margin
Compensation ratio	65.5%	66.9%	68.1%			66.2%	69.4%
Non-compensation ratio	29.5%	24.4%	21.3%			26.9%	20.2%
Pre-tax margin	5.0%	8.7%	10.6%			6.9%	10.4%
Effective tax rate	-1.7%	-29.6%	25.3%			-19.6%	28.0%
N/M — Not meaningful

The following table summarizes additional business metrics for the periods presented.

	Three Months Ended					Six Months Ended
	June 30,	Mar. 31,	June 30,	% Change vs.		June 30,	June 30,	%
	2023	2023	2022	Q1-23	Q2-22	2023	2022	Change
Advisory services
Completed M&A and restructuring transactions	52	55	49	-5%	6%	107	103	4%
Completed capital advisory transactions	9	14	22	-36%	-59%	23	49	-53%
Total completed advisory transactions	61	69	71	-12%	-14%	130	152	-14%

Corporate financings
Total equity transactions priced	22	19	11	16%	100%	41	15	173%
Book run equity transactions priced	21	14	9	50%	133%	35	11	218%
Total debt and preferred transactions priced	2	4	10	-50%	-80%	6	21	-71%
Book run debt and preferred transactions priced	–	2	5	N/M	N/M	2	12	-83%

Municipal negotiated issues
Aggregate par value of issues priced (in billions)	$2.4	$2.8	$4.8	-14%	-50%	$5.1	$8.0	-36%
Total issues priced	109	81	179	35%	-39%	190	333	-43%

Equity brokerage
Number of shares traded (in billions)	2.7	2.8	2.8	-4%	-4%	5.5	5.6	-2%
N/M — Not meaningful
Net revenues
For the second quarter of 2023, net revenues of $288.7 million decreased 3% compared to the first quarter of 2023 and 18% compared to the second quarter of 2022.
Investment banking revenues of $184.0 million for the second quarter of 2023 were flat compared to the first quarter of 2023 and decreased 21% compared to the second quarter of 2022.
•Advisory services revenues of $129.8 million for the second quarter of 2023 decreased 8% compared to the first quarter of 2023 and 24% compared to the second quarter of 2022 driven by fewer completed transactions and a lower average fee, reflecting the continuing challenges in the M&A and debt markets driven by macroeconomic uncertainty. Despite the challenges, the diversification of our sectors has provided some resiliency to our results.
•Corporate financing revenues of $36.9 million for the second quarter of 2023 increased 38% compared to the first quarter of 2023 and 26% compared to the second quarter of 2022 driven by increased equity financing activity and more book run transactions. Our market-leading healthcare franchise led the current quarter, serving as book runner on all 14 deals the team priced.
•Municipal financing revenues of $17.3 million for the second quarter of 2023 were flat compared to the first quarter of 2023. Municipal financing revenues decreased 51% compared to the second quarter of 2022 driven by a decline in issuance activity. Market conditions continue to remain challenging resulting from increased interest rates and volatility combined with weakened investor demand.

Institutional brokerage revenues of $87.8 million for the second quarter of 2023 decreased 9% compared to the first quarter of 2023 and 16% compared to the second quarter of 2022.
•Equity brokerage revenues of $50.4 million for the second quarter of 2023 decreased 6% compared to the record first quarter of 2023 and 2% compared to the second quarter of 2022 driven by a decline in shares traded across the industry stemming from reduced market volatility, which was partially offset by an increase in our market share.
•Fixed income services revenues of $37.4 million for the second quarter of 2023 decreased 12% compared to the first quarter of 2023 and 30% compared to the second quarter of 2022 driven by reduced client activity. Market conditions remained challenging during the quarter driven by continued interest rate uncertainty and an increased focus on liquidity for depository institutions.
Investment income for the second quarter of 2023 was $15.8 million compared to $11.1 million for the first quarter of 2023 and $10.9 million for the second quarter of 2022. The current and prior periods include amounts attributable to noncontrolling interests. For the current and prior periods, investment income primarily related to the alternative asset management funds we manage.
Non-Interest Expenses
For the second quarter of 2023, non-interest expenses of $274.3 million were essentially flat compared to the first quarter of 2023 and decreased 13% compared to the second quarter of 2022.
•Compensation ratio of 65.5% for the second quarter of 2023 decreased compared to both the first quarter of 2023 and second quarter of 2022 on a lower revenue base primarily due to lower acquisition-related compensation expenses.
•Non-compensation expenses of $85.1 million for the second quarter of 2023 increased 17% compared to the first quarter of 2023 and 13% compared to the second quarter of 2022. The increase in non-compensation expenses was primarily due to higher other operating expenses driven by the write-off of a $7.5 million uncollectible receivable in our municipal financing business, as well as restructuring expenses of $3.9 million associated with headcount reductions and vacated leased office space related to our previous acquisitions.
Pre-Tax Income
For the second quarter of 2023, pre-tax income of $14.4 million decreased compared to $25.8 million for the first quarter of 2023 and $37.2 million for the second quarter of 2022.
•Pre-tax margin of 5.0% for the second quarter of 2023 decreased compared to 8.7% for the first quarter of 2023 and 10.6% for the second quarter of 2022 resulting from lower net revenues and increased non-compensation expenses.
Effective Tax Rate
For the current and prior periods, the effective tax rate is impacted by the level of noncontrolling interests, the amount of non-deductible expenses, and restricted stock award vestings. For the second quarter of 2023, income tax expense included $0.7 million of tax benefits related to restricted stock awards vesting at values greater than the grant date price as well as accrued forfeitable dividends paid on acquisition-related restricted stock, which resulted in an overall income tax benefit. For the first quarter of 2023, income tax expense included $14.1 million of tax benefits related to restricted stock awards vesting at values greater than the grant date price as well as accrued forfeitable dividends paid on acquisition-related restricted stock, which resulted in an overall income tax benefit. The effective tax rate for the second quarter of 2022 was 25.3%.
Net Income & Earnings Per Share
For the second quarter of 2023, we generated net income of $4.0 million, or $0.23 per diluted common share. Results for the current quarter decreased compared to both the first quarter of 2023 and the second quarter of 2022 due to lower net revenues and pre-tax margin. Results for the first quarter of 2023 included benefits recorded to income tax expense of $14.1 million, or $0.82 per diluted common share.

NON-GAAP SELECTED FINANCIAL DATA
The following summarizes our results on an adjusted, non-GAAP basis.

	Three Months Ended					Six Months Ended
(Dollars in thousands, except per share data)	June 30,	Mar. 31,	June 30,	% Change vs.		June 30,	June 30,	%
	2023	2023	2022	Q1-23	Q2-22	2023	2022	Change
Adjusted net revenues
Advisory services	$129,775	$140,664	$169,660	-8%	-24%	$270,439	$380,559	-29%
Corporate financing	36,923	26,805	29,237	38%	26%	63,728	48,423	32%
Municipal financing	17,269	16,935	35,235	2%	-51%	34,204	62,652	-45%
Investment banking	183,967	184,404	234,132	–%	-21%	368,371	491,634	-25%

Equity brokerage	50,435	53,831	51,375	-6%	-2%	104,266	101,180	3%
Fixed income services	37,403	42,482	53,567	-12%	-30%	79,885	108,324	-26%
Institutional brokerage	87,838	96,313	104,942	-9%	-16%	184,151	209,504	-12%

Interest income	3,729	8,712	4,536	-57%	-18%	12,441	8,392	48%
Investment income/(loss)	2,816	811	2,762	247%	2%	3,627	(789)	N/M

Total revenues	278,350	290,240	346,372	-4%	-20%	568,590	708,741	-20%

Interest expense	980	1,014	730	-3%	34%	1,994	1,306	53%

Adjusted net revenues	$277,370	$289,226	$345,642	-4%	-20%	$566,596	$707,435	-20%

Adjusted operating expenses
Adjusted compensation and benefits	$176,964	$183,144	$216,787	-3%	-18%	$360,108	$442,908	-19%
Adjusted non-compensation expenses	74,030	65,306	68,323	13%	8%	139,336	128,794	8%
Adjusted operating expenses	$250,994	$248,450	$285,110	1%	-12%	$499,444	$571,702	-13%

Adjusted operating income	$26,376	$40,776	$60,532	-35%	-56%	$67,152	$135,733	-51%

Adjusted income tax expense/(benefit)	4,505	(3,145)	14,841	N/M	-70%	1,360	31,863	-96%

Adjusted net income	$20,246	$42,296	$44,066	-52%	-54%	$62,542	$100,620	-38%

Adjusted earnings per diluted common share	$1.13	$2.35	$2.47	-52%	-54%	$3.49	$5.59	-38%

Adjusted ratios and margin
Adjusted compensation ratio	63.8%	63.3%	62.7%			63.6%	62.6%
Adjusted non-compensation ratio	26.7%	22.6%	19.8%			24.6%	18.2%
Adjusted operating margin	9.5%	14.1%	17.5%			11.9%	19.2%
Adjusted effective tax rate	18.2%	-8.0%	25.2%			2.1%	24.1%
N/M — Not meaningful
Throughout this press release, including the table above, we present financial measures that are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). Management believes that presenting results and measures on an adjusted basis alongside U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods and enhances the overall understanding of our current financial performance by excluding certain items that may not be indicative of our core operating results. The non-GAAP financial measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."

See page 3 for a summary of additional business metrics.
Adjusted Net Revenues
For the second quarter of 2023, adjusted net revenues of $277.4 million decreased 4% compared to the first quarter of 2023 and 20% compared to the second quarter of 2022. Market conditions remained challenging throughout the industry and for most of our businesses during the current quarter which muted activity among our investment banking and fixed income clients. Equity financing activity improved on lower volatility, though still remains below historic levels. For the second quarter of 2023, investment banking generated 66% of total adjusted net revenues and institutional brokerage generated 32%.
Adjusted Operating Expenses
For the second quarter of 2023, adjusted operating expenses of $251.0 million were essentially flat compared to the first quarter of 2023 and decreased 12% compared to the second quarter of 2022.
•Adjusted compensation ratio of 63.8% for the second quarter of 2023 increased compared to 63.3% for the first quarter of 2023 and 62.7% for the second quarter of 2022 as a result of lower adjusted net revenues.
•Adjusted non-compensation expenses of $74.0 million for the second quarter of 2023 increased 13% compared to the first quarter of 2023 and 8% compared to the second quarter of 2022 due primarily to higher other operating expenses driven by the write-off of a $7.5 million uncollectible receivable in our municipal financing business.
Adjusted Operating Income
For the second quarter of 2023, adjusted operating income of $26.4 million decreased 35% compared to the first quarter of 2023 and 56% compared to the second quarter of 2022.
•Adjusted operating margin of 9.5% for the second quarter of 2023 decreased compared to 14.1% for the first quarter of 2023 and 17.5% for the second quarter of 2022 primarily due to lower adjusted net revenues and a higher adjusted non-compensation ratio.
Adjusted Effective Tax Rate
For the second quarter of 2023, our adjusted effective tax rate of 18.2% decreased compared to 25.2% for the second quarter of 2022 driven by lower non-deductible expenses. For the first quarter of 2023, adjusted income tax expense included $14.1 million of tax benefits related to restricted stock awards vesting at values greater than the grant date price as well as accrued forfeitable dividends paid on acquisition-related restricted stock, which resulted in an overall adjusted income tax benefit. Excluding the impact of these tax benefits, our adjusted effective tax rate was 28.0% for the first quarter of 2023.
Adjusted Net Income & Adjusted Earnings Per Share
For the second quarter of 2023, we generated adjusted net income of $20.2 million, or $1.13 of adjusted earnings per diluted common share. Results for the current quarter decreased compared to the first quarter of 2023 and the second quarter of 2022 driven by lower adjusted net revenues and adjusted operating margin. Results for the first quarter of 2023 included benefits recorded to adjusted income tax expense of $14.1 million, or $0.78 per adjusted diluted common share.

CAPITAL
Dividends
On July 28, 2023, our Board of Directors declared a quarterly cash dividend on the company's common stock of $0.60 per share to be paid on September 8, 2023, to shareholders of record as of the close of business on August 25, 2023.
During the second quarter of 2023, we paid a quarterly cash dividend of $0.60 per share of common stock, for an aggregate of $13.3 million. For the first half of 2023, we returned an aggregate of $64.1 million, or $2.45 per share of common stock, to shareholders through quarterly cash dividends and a special cash dividend, which was paid in the first quarter of 2023.
Share Repurchases
During the second quarter of 2023, we repurchased approximately 21,000 shares, or $2.9 million of the company's common stock, at an average price of $134.70 per share, from restricted stock award recipients selling shares upon the award vesting to meet their employment tax obligations. For the first half of 2023, we repurchased approximately 447,000 shares, or $63.7 million, of the company's common stock, at an average price of $142.40 per share, from restricted stock award recipients selling shares upon the award vesting to meet their employment tax obligations.
ADDITIONAL INFORMATION

	June 30,	Mar. 31,	June 30,
	2023	2023	2022
Human Capital
Full-time employees	1,793	1,779	1,802
Corporate investment banking managing directors	171	171	153

Shareholder Information (amounts in millions)
Common shareholders’ equity	$1,032.8	$1,036.8	$996.6

Common shares outstanding	15.1	14.8	13.8
Restricted shares outstanding	2.7	3.0	3.7
Total shares outstanding	17.8	17.8	17.5
Conference Call with Management
Chad Abraham, chairman and chief executive officer; Deb Schoneman, president; and Tim Carter, chief financial officer, will host a conference call to discuss the financial results on Friday, July 28, 2023, at 9 a.m. Eastern Time (8 a.m. Central Time). Participants can access the call by dialing 877 400-0505 (in the U.S.) or +1 773 305-6853 (outside the U.S.) and passcode number 5492426. Callers should dial in at least 15 minutes prior to the call time. The conference call will also be accessible as an audio webcast through the company's website at pipersandler.com/earnings. A replay of the conference call will be available beginning approximately three hours after the event through the same link.
Investor Relations Contact
Tim Carter
Tel: 612 303-5607
investorrelations@psc.com
About Piper Sandler
Piper Sandler Companies (NYSE: PIPR) is a leading investment bank driven to help clients Realize the Power of Partnership®. Securities brokerage and investment banking services are offered in the U.S. through Piper Sandler & Co., member SIPC and NYSE; in the U.K. through Piper Sandler Ltd., authorized and regulated by the U.K. Financial Conduct Authority; and in Hong Kong through Piper Sandler Hong Kong Limited, authorized and regulated by the Securities and Futures Commission. Alternative asset management and fixed income advisory services are offered through separately registered advisory affiliates.
© 2023 Piper Sandler Companies. Since 1895. 800 Nicollet Mall, Minneapolis, Minnesota 55402-7036

Cautionary Note Regarding Forward-Looking Statements
This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about the outlook for future periods for corporate advisory (i.e., M&A), capital markets, and public finance transactions (including our performance in specific sectors), current deal pipelines (or backlogs), economic, geopolitical, and market conditions (including the outlook for equity markets, investment banking transactions, CEO confidence, and the interest rate environment), areas of potential growth and market share gains for the company, our recruiting pipeline, the state of our equity and fixed income brokerage businesses, anticipated financial results for future periods (including expectations regarding revenue levels, non-compensation expenses, effective tax rate, compensation ratio, compensation and benefits expense, operating margins, return on equity, and earnings per share), our strategic priorities, the payment of our quarterly and special cash dividends to our shareholders, our share repurchase program, the expected benefits and integration of our recently completed acquisitions of DBO Partners, Stamford Partners LLP and Cornerstone Macro, or other similar matters.
Forward-looking statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements. These risks, uncertainties and important factors include, but are not limited to, the following:
•revenues from corporate advisory (i.e., M&A) engagements and equity and debt financings may vary materially depending on the number, size, and timing of completed transactions, and completed transactions do not generally provide for subsequent engagements;
•the volume of anticipated transactions – including corporate advisory (i.e., M&A), equity financing, and debt financing – and the corresponding revenues from the transactions may vary from quarter to quarter significantly, particularly if there is a decline in macroeconomic conditions or the financial markets;
•market, geopolitical and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments, such as market fluctuations or volatility, may adversely affect our business, revenue levels and profitability;
•interest rate volatility, especially if the changes are rapid or severe, could negatively impact our fixed income institutional business and the negative impact could be exaggerated by reduced liquidity in the fixed income markets;
•the expected benefits of our recently completed acquisitions of DBO Partners, Stamford Partners LLP and Cornerstone Macro may take longer than anticipated to achieve or may not be achieved in their entirety or at all, and will in part depend on our ability to retain and hire key personnel, and the costs or difficulties relating to the combination of the businesses may be greater than expected and may adversely affect our results of operations; and
•our stock price may fluctuate as a result of several factors, including but not limited to, changes in our revenues and operating results.
A further listing and description of these and other risks, uncertainties and important factors can be found in the sections titled "Risk Factors" in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2022, and updated in our subsequent reports filed with the SEC (available at our Web site at www.pipersandler.com and at the SEC Web site at www.sec.gov).
Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.
###

Piper Sandler Companies
Preliminary Results of Operations (U.S. GAAP – Unaudited)

	Three Months Ended			Percent Inc/(Dec)		Six Months Ended
(Amounts in thousands, except per share data)	June 30,	Mar. 31,	June 30,	2Q '23	2Q '23	June 30,	June 30,	Percent
	2023	2023	2022	vs. 1Q '23	vs. 2Q '22	2023	2022	Inc/(Dec)
Revenues:
Investment banking	$183,967	$184,404	$234,132	(0.2)%	(21.4)%	$368,371	$491,634	(25.1)%
Institutional brokerage	87,838	96,313	104,942	(8.8)	(16.3)	184,151	209,504	(12.1)
Interest income	3,729	8,712	4,536	(57.2)	(17.8)	12,441	8,392	48.2
Investment income/(loss)	15,797	11,115	10,936	42.1	44.4	26,912	(2,138)	N/M
Total revenues	291,331	300,544	354,546	(3.1)	(17.8)	591,875	707,392	(16.3)

Interest expense	2,605	2,639	2,355	(1.3)	10.6	5,244	4,556	15.1

Net revenues	288,726	297,905	352,191	(3.1)	(18.0)	586,631	702,836	(16.5)

Non-interest expenses:
Compensation and benefits	189,204	199,394	239,917	(5.1)	(21.1)	388,598	487,816	(20.3)
Outside services	13,456	12,126	14,429	11.0	(6.7)	25,582	25,605	(0.1)
Occupancy and equipment	16,020	15,728	15,562	1.9	2.9	31,748	30,098	5.5
Communications	13,047	14,311	13,215	(8.8)	(1.3)	27,358	25,640	6.7
Marketing and business development	10,930	10,052	12,238	8.7	(10.7)	20,982	20,870	0.5
Deal-related expenses	7,505	6,014	8,308	24.8	(9.7)	13,519	13,852	(2.4)
Trade execution and clearance	4,854	4,914	5,891	(1.2)	(17.6)	9,768	9,926	(1.6)
Restructuring and integration costs	3,903	—	1,609	N/M	142.6	3,903	2,856	36.7
Intangible asset amortization	4,904	4,904	3,393	—	44.5	9,808	6,314	55.3
Other operating expenses	10,522	4,653	469	126.1	N/M	15,175	7,062	114.9
Total non-interest expenses	274,345	272,096	315,031	0.8	(12.9)	546,441	630,039	(13.3)

Income before income tax expense/(benefit)	14,381	25,809	37,160	(44.3)	(61.3)	40,190	72,797	(44.8)

Income tax expense/(benefit)	(250)	(7,637)	9,385	(96.7)	N/M	(7,887)	20,364	N/M

Net income	14,631	33,446	27,775	(56.3)	(47.3)	48,077	52,433	(8.3)

Net income/(loss) applicable to noncontrolling interests	10,677	7,812	6,385	36.7	67.2	18,489	(5,608)	N/M

Net income applicable to Piper Sandler Companies	$3,954	$25,634	$21,390	(84.6)%	(81.5)%	$29,588	$58,041	(49.0)%

Earnings per common share
Basic	$0.26	$1.77	$1.53	(85.3)%	(83.0)%	$2.00	$4.07	(50.9)%
Diluted	$0.23	$1.49	$1.26	(84.6)%	(81.7)%	$1.73	$3.39	(49.0)%

Dividends declared per common share	$0.60	$1.85	$0.60	(67.6)%	—%	$2.45	$5.70	(57.0)%

Weighted average common shares outstanding
Basic	15,066	14,507	14,018	3.9%	7.5%	14,788	14,248	3.8%
Diluted	17,084	17,182	16,920	(0.6)%	1.0%	17,134	17,106	0.2%
N/M — Not meaningful

Piper Sandler Companies
Preliminary Selected Summary Financial Information (Non-GAAP – Unaudited) (1)

	Three Months Ended			Percent Inc/(Dec)		Six Months Ended
	June 30,	Mar. 31,	June 30,	2Q '23	2Q '23	June 30,	June 30,	Percent
(Amounts in thousands, except per share data)	2023	2023	2022	vs. 1Q '23	vs. 2Q '22	2023	2022	Inc/(Dec)
Revenues:
Investment banking	$183,967	$184,404	$234,132	(0.2)%	(21.4)%	$368,371	$491,634	(25.1)%
Institutional brokerage	87,838	96,313	104,942	(8.8)	(16.3)	184,151	209,504	(12.1)
Interest income	3,729	8,712	4,536	(57.2)	(17.8)	12,441	8,392	48.2
Investment income/(loss)	2,816	811	2,762	247.2	2.0	3,627	(789)	N/M
Total revenues	278,350	290,240	346,372	(4.1)	(19.6)	568,590	708,741	(19.8)

Interest expense	980	1,014	730	(3.4)	34.2	1,994	1,306	52.7

Adjusted net revenues (2)	$277,370	$289,226	$345,642	(4.1)%	(19.8)%	$566,596	$707,435	(19.9)%

Non-interest expenses:
Adjusted compensation and benefits (3)	$176,964	$183,144	$216,787	(3.4)%	(18.4)%	$360,108	$442,908	(18.7)%
Ratio of adjusted compensation and benefits to adjusted net revenues	63.8%	63.3%	62.7%			63.6%	62.6%

Adjusted non-compensation expenses (4)	$74,030	$65,306	$68,323	13.4%	8.4%	$139,336	$128,794	8.2%
Ratio of adjusted non-compensation expenses to adjusted net revenues	26.7%	22.6%	19.8%			24.6%	18.2%

Adjusted operating income (5)	$26,376	$40,776	$60,532	(35.3)%	(56.4)%	$67,152	$135,733	(50.5)%
Adjusted operating margin (6)	9.5%	14.1%	17.5%			11.9%	19.2%

Interest expense on long-term financing	1,625	1,625	1,625	—	—	3,250	3,250	—

Adjusted income before adjusted income tax expense/(benefit) (7)	$24,751	$39,151	$58,907	(36.8)%	(58.0)%	$63,902	$132,483	(51.8)%

Adjusted income tax expense/(benefit) (8)	4,505	(3,145)	14,841	N/M	(69.6)	1,360	31,863	(95.7)

Adjusted net income (9)	$20,246	$42,296	$44,066	(52.1)%	(54.1)%	$62,542	$100,620	(37.8)%
Adjusted effective tax rate (10)	18.2%	(8.0)%	25.2%			2.1%	24.1%

Adjusted earnings per diluted common share (11)	$1.13	$2.35	$2.47	(51.9)%	(54.3)%	$3.49	$5.59	(37.6)%

Adjusted weighted average diluted common shares outstanding (12)	17,892	17,998	17,857	(0.6)%	0.2%	17,945	17,992	(0.3)%
N/M — Not meaningful
This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."

Piper Sandler Companies
Reconciliation of U.S. GAAP to Selected Summary Financial Information (1) (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	Mar. 31,	June 30,	June 30,	June 30,
(Amounts in thousands, except per share data)	2023	2023	2022	2023	2022
Net revenues:
Net revenues – U.S. GAAP basis	$288,726	$297,905	$352,191	$586,631	$702,836
Adjustments:
Revenue related to noncontrolling interests (12)	(12,981)	(10,304)	(8,174)	(23,285)	1,349
Interest expense on long-term financing	1,625	1,625	1,625	3,250	3,250
Adjusted net revenues	$277,370	$289,226	$345,642	$566,596	$707,435

Compensation and benefits:
Compensation and benefits – U.S. GAAP basis	$189,204	$199,394	$239,917	$388,598	$487,816
Adjustment:
Compensation from acquisition-related agreements	(12,240)	(16,250)	(23,130)	(28,490)	(44,908)
Adjusted compensation and benefits	$176,964	$183,144	$216,787	$360,108	$442,908

Non-compensation expenses:
Non-compensation expenses – U.S. GAAP basis	$85,141	$72,702	$75,114	$157,843	$142,223
Adjustments:
Non-compensation expenses related to noncontrolling interests (12)	(2,304)	(2,492)	(1,789)	(4,796)	(4,259)
Restructuring and integration costs	(3,903)	—	(1,609)	(3,903)	(2,856)
Amortization of intangible assets related to acquisitions	(4,904)	(4,904)	(3,393)	(9,808)	(6,314)
Adjusted non-compensation expenses	$74,030	$65,306	$68,323	$139,336	$128,794

Income before income tax expense/(benefit):
Income before income tax expense/(benefit) – U.S. GAAP basis	$14,381	$25,809	$37,160	$40,190	$72,797
Adjustments:
Revenue related to noncontrolling interests (12)	(12,981)	(10,304)	(8,174)	(23,285)	1,349
Interest expense on long-term financing	1,625	1,625	1,625	3,250	3,250
Non-compensation expenses related to noncontrolling interests (12)	2,304	2,492	1,789	4,796	4,259
Compensation from acquisition-related agreements	12,240	16,250	23,130	28,490	44,908
Restructuring and integration costs	3,903	—	1,609	3,903	2,856
Amortization of intangible assets related to acquisitions	4,904	4,904	3,393	9,808	6,314
Adjusted operating income	$26,376	$40,776	$60,532	$67,152	$135,733
Interest expense on long-term financing	(1,625)	(1,625)	(1,625)	(3,250)	(3,250)
Adjusted income before adjusted income tax expense/(benefit)	$24,751	$39,151	$58,907	$63,902	$132,483

Income tax expense/(benefit):
Income tax expense/(benefit) – U.S. GAAP basis	$(250)	$(7,637)	$9,385	$(7,887)	$20,364
Tax effect of adjustments:
Compensation from acquisition-related agreements	2,483	3,227	4,470	5,710	9,504
Restructuring and integration costs	1,007	—	176	1,007	443
Amortization of intangible assets related to acquisitions	1,265	1,265	810	2,530	1,552
Adjusted income tax expense/(benefit)	$4,505	$(3,145)	$14,841	$1,360	$31,863

Continued on next page

Piper Sandler Companies
Reconciliation of U.S. GAAP to Selected Summary Financial Information (1) (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	Mar. 31,	June 30,	June 30,	June 30,
(Amounts in thousands, except per share data)	2023	2023	2022	2023	2022
Net income applicable to Piper Sandler Companies:
Net income applicable to Piper Sandler Companies – U.S. GAAP basis	$3,954	$25,634	$21,390	$29,588	$58,041
Adjustments:
Compensation from acquisition-related agreements	9,757	13,023	18,660	22,780	35,404
Restructuring and integration costs	2,896	—	1,433	2,896	2,413
Amortization of intangible assets related to acquisitions	3,639	3,639	2,583	7,278	4,762
Adjusted net income	$20,246	$42,296	$44,066	$62,542	$100,620

Earnings per diluted common share:
Earnings per diluted common share – U.S. GAAP basis	$0.23	$1.49	$1.26	$1.73	$3.39
Adjustment for inclusion of unvested acquisition-related stock	(0.05)	(0.11)	(0.14)	(0.16)	(0.29)
	$0.18	$1.38	$1.12	$1.57	$3.10
Adjustments:
Compensation from acquisition-related agreements	0.57	0.76	1.11	1.33	2.07
Restructuring and integration costs	0.17	—	0.08	0.17	0.14
Amortization of intangible assets related to acquisitions	0.21	0.21	0.16	0.42	0.28
Adjusted earnings per diluted common share	$1.13	$2.35	$2.47	$3.49	$5.59

Weighted average diluted common shares outstanding:
Weighted average diluted common shares outstanding – U.S. GAAP basis	17,084	17,182	16,920	17,134	17,106
Adjustment:
Unvested acquisition-related restricted stock with service conditions	808	816	937	811	886
Adjusted weighted average diluted common shares outstanding	17,892	17,998	17,857	17,945	17,992

This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP.

Piper Sandler Companies
Notes to Non-GAAP Financial Schedules
(1)Selected Summary Financial Information are non-GAAP measures. Management believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods.
(2)A non-GAAP measure which excludes (a) revenues related to noncontrolling interests (see (13) below) and (b) interest expense on long-term financing.
(3)A non-GAAP measure which excludes compensation expenses from acquisition-related agreements.
(4)A non-GAAP measure which excludes (a) non-compensation expenses related to noncontrolling interests (see (13) below), (b) restructuring and integration costs related to acquisitions and/or headcount reductions and (c) amortization of intangible assets related to acquisitions.
(5)A non-GAAP measure which excludes (a) revenues and expenses related to noncontrolling interests (see (13) below), (b) interest expense on long-term financing, (c) compensation expenses from acquisition-related agreements, (d) restructuring and integration costs related to acquisitions and/or headcount reductions and (e) amortization of intangible assets related to acquisitions.
(6)A non-GAAP measure which represents adjusted operating income as a percentage of adjusted net revenues.
(7)A non-GAAP measure which excludes (a) revenues and expenses related to noncontrolling interests (see (13) below), (b) compensation expenses from acquisition-related agreements, (c) restructuring and integration costs related to acquisitions and/or headcount reductions and (d) amortization of intangible assets related to acquisitions.
(8)A non-GAAP measure which excludes the income tax benefit from (a) compensation expenses from acquisition-related agreements, (b) restructuring and integration costs related to acquisitions and/or headcount reductions and (c) amortization of intangible assets related to acquisitions.
(9)A non-GAAP measure which represents net income earned by Piper Sandler Companies excluding (a) compensation expenses from acquisition-related agreements, (b) restructuring and integration costs related to acquisitions and/or headcount reductions, (c) amortization of intangible assets related to acquisitions and (d) the income tax expense allocated to the adjustments.
(10)A non-GAAP measure which is computed based on a quotient, the numerator of which is adjusted income tax expense/(benefit) and the denominator of which is adjusted income before adjusted income tax expense/(benefit).
(11)A non-GAAP measure which is computed based on a quotient, the numerator of which is adjusted net income and the denominator of which is adjusted weighted average diluted common shares outstanding.
(12)A non-GAAP measure which assumes the vesting of restricted stock with service conditions granted pursuant to all acquisitions since January 1, 2020.
(13)Noncontrolling interests include revenue and expenses from consolidated alternative asset management entities that are not attributable, either directly or indirectly, to Piper Sandler Companies.